Exhibit 99.1


                      AKI, INC. ANNOUNCES THE EXTENSION OF
                          TENDER OFFER FOR SENIOR NOTES


New York, New York, September 10, 2004 - AKI, Inc. (the "Company") announced today that it has extended the expiration date for the tender offer for its 10 1/2% Senior Notes Due 2008 (the "Notes") to 5:00 p.m., New York City time, on October 4, 2004 and that it will also pay the consent payment to all holders of the Notes who validly tender their Notes prior to 5:00 p.m., New York City time, on October 4, 2004. As of 5:00 p.m., New York City time, on September 9, 2004, the Company had received tenders and consents for approximately 83.5% of the principal amount outstanding of the Notes. The percentage of consents received exceeds the requisite consents needed to amend the indenture applicable to the Notes.

The Notes were tendered pursuant to an Offer to Purchase and Consent Solicitation Statement (the "Offer to Purchase") dated August 19, 2004, which more fully sets forth the terms and conditions of the cash tender offer to purchase any and all of the $103,510,000 outstanding principal amount of the Notes and the consent solicitation to eliminate substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions contained in the indenture governing the Notes (the "Tender Offer and Consent Solicitation").

The obligation of the Company to accept for purchase and to pay the purchase price and consent payment for the Notes in the Tender Offer and Consent Solicitation is conditioned on, among other things, the satisfaction or waiver of the conditions to the closing of the transactions previously announced involving affiliates of Kohlberg Kravis Roberts & Co. and DLJ Merchant Banking Partners, including the merger of AHC I Acquisition Corp., the Company's parent, with AHC Merger, Inc., a wholly-owned subsidiary of Fusion Acquisition LLC, and the contribution of AHC I Acquisition to Jostens Holding Corp. and the receipt of tenders and consents from the holders of at least a majority of the aggregate principal amount of the Notes and outstanding notes of Jostens, Inc., Von Hoffmann Holdings Inc. and Von Hoffmann Corporation, and the execution of a supplemental indenture to each of the indentures governing such notes. As of 5:00 p.m., New York City time, on September 9, 2004, each of Von Hoffmann Holdings, Von Hoffmann Corp. and Jostens, Inc. had received tenders and consents for at least a majority of the aggregate principal amount of their respective notes.

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Credit Suisse First Boston LLC is acting as dealer manager and solicitation agent for the Tender Offer and Consent Solicitation. The information agent is MacKenzie Partners, Inc. and the Depositary is The Bank of New York. Questions regarding the Tender Offer and Consent Solicitation may be directed to Credit Suisse First Boston LLC by telephone at (800) 820-1653 (toll free) and (212) 538-0652 (call collect). Requests for copies of the Offers to Purchase and related documents may be directed to MacKenzie Partners, Inc., by telephone at
(800) 322-2885 (toll free) and (212) 929-5500 (call collect) or by email at proxy@mackenziepartners.com.

AKI is a leading global marketer and manufacturer of multi-sensory marketing, interactive advertising and sampling systems in the fine fragrance, cosmetics and personal care industries, as well as other consumer products industries, including the household products and food and beverage industries.

                                      # # #

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The tender offers and consent solicitations are being made solely by the Offer to Purchase and Consent Solicitation Statements dated August 19, 2004.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.


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